Exhibit 99.1

Contact Information:	Danielle McNeil (media), 613-592-2122 x4643, danielle_mcneil@mitel.com Twitter: @Danielle_McNeil

Kevin Johnson (industry analysts), 613-592-2122 x6690, kevin_johnson@mitel.com Twitter: @Kevin_Johnson

Cynthia Hiponia (investor relations), 613-592-2122 x1992, investorrelations@mitel.com

Mitel Announces Departure of President, Mitel U.S.

OTTAWA, Ontario — August 18, 2010 — Mitel® (Nasdaq: MITL), a leading provider of unified communications software solutions, today announced the departure of Richard Dell, President, Mitel U.S., effective immediately. In addition to his current responsibilities and on an interim basis, Paul Butcher, president and chief operating officer of Mitel Networks Corporation, will take direct responsibility for the management and direction of Mitel U.S.

About Mitel

Mitel Networks (NASDAQ:MITL) is a global provider of business communications solutions and services, consisting of unified communications and collaboration software applications, IP telephony platforms, mobility applications and managed and network services. Mitel enables businesses of all sizes to move beyond basic fixed telephony tools toward integrated multi-media collaboration solutions, accessible from anywhere, helping to improve performance, gain competitive advantage, and reduce costs. Mitel’s global headquarters are in Ottawa, Canada, US headquarters are in Chandler, Arizona and EMEA headquarters are in Caldicot, UK, with offices, partners, and resellers worldwide.

Mitel and the Mitel logo are registered trademarks of Mitel Networks Corporation.

All other trademarks are the property of their respective owners.

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